Exhibit 10.7

INDUSTRIAL SPACE LEASE

THIS LEASE, dated the 12th day of January 2022 for reference purposes only, is made by and between Pine Valley LLC III a Colorado limited liability company ("Landlord"), and SOS Hydration Inc. ("Tenant"), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the "Effective Date").

ARTICLE 1 REFERENCES

1.1 REFERENCES: All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning as below set forth:

A.	Tenant's Address for Notices: 4822 Sterling Dr.

Boulder, CO 80301

B.	Tenant's Representative: Christopher Smith

Phone Number: 303-218-3256

E-Mail Address: c.smith@cushwake.com

Fax Number:

C.	Landlord's Address for Notices: Pine Valley LLC III

P.O. Box 7441 Boulder, CO 80306

D.	Landlord's Representative: Kevin Hunt; Property Manager

Phone Number: (720) 366-0829

E-Mail Address: Holbrookllc1@gmail.com

E.	Intended Commencement Date: February 1, 2022

F.	Intended Term: Three Years

G.	Lease Expiration Date: January 31, 2025

H.	Tenant's Punch list Period: 30 days after Tenant receives possession

I.	Rentable Square Footage: 3,026 rentable square feet.

J.	Tenant’s Pro Rata Share: 11.83%

K.	Last Month's Prepaid Rent: N/A

L.	Tenant's Security Deposit: $22,000.00 ($10,000 due at Lease signing. $2,000 per month beginning

3/1/2022, for the first six months paid in addition to rent, totaling an additional

$12,000.)

M.	Late Charge Percentage: 10%

N.	Tenant's Required Liability

Coverage: $2,000,000

O.	Tenant's Number of Parking Spaces: 6 unreserved

P.	Brokers: Landlord: Brit Banks

E-Mail Address: bbanks@deancallan.com

Phone Number: 303-903-9775

Tenant: Christopher Smith

E-Mail Address: c.smith@cushwake.com

Phone Number: 303-218-3256

P.   Project: That certain real property situated in the County of Boulder, State of Colorado, commonly known as or otherwise described as follows:

4820-4830 Sterling Dr.

as shown in Exhibit B.

Q.   Building: That certain Building within the Project in which the Premises are located, which Building is shown highlighted on Exhibit "B" hereto.

R.   Common Areas: The "Common Areas" shall mean those areas within the Project which are provided and designated by Landlord from time to time for general use by tenants of the Project including but not limited to driveways, pedestrian walkways, parking spaces, landscaped areas and enclosed trash disposal areas, if any.

S.   Premises: That certain interior space within the Building, which space is shown highlighted on the Floor Plan attached hereto as Exhibit "B" consisting of approximately 25,577 rentable square feet. Tenant's Proportionate Share as defined in Article 13.13E is 3026 percentage (11.83%). Tenant has had the opportunity to measure the Premises. The exact rentable square feet of the Premises may be different than that stated, but has been stipulated and, agreed by the parties to contain said number of square feet regardless of the exact rentable square footage, and the (i) Base Monthly Rent and (ii) Tenant’s Proportionate Share shall not be changed (unless the rentable area of the Project has been enlarged or reduced, or if the parties agree to expand or contract the Premises, all as reasonably determined by Landlord, and in either such case Tenant’s Proportionate Share shall be reasonably adjusted or changed by Landlord). The Premises are commonly known as:

4822 Sterling Dr.

Boulder CO 80301

T.	Base Monthly Rent: The term "Base Monthly Rent" shall mean the following:

Months 1-12 $14.95 SF/YR x 3026 SF ÷ 12 = $$3,769.89 /Month Months 13-24 $15.45 SF/YR x 3026 SF ÷ 12 = $3,895.98 /Month Months 25-36 $15.95 SF/YR x 3026 SF ÷ 12 = $4,022.06 /Month

U.	Operating Expenses: $6.96 SF/YR x 3026 SF ÷ 12 = $1755.08 /Month

V.	Permitted Use: The term "Permitted Use" shall mean the following:

General office, warehouse, distribution use in the food and beverage industry and for no other use.

W.	Exhibits: The term "Exhibits" shall mean the Exhibits to this Lease which are described as follows:

Exhibit “A” – Rules and Regulations

Exhibit "B" - Site Plan Exhibit “C” - Floor Plan Exhibit "D" - Guaranty

X.  Addenda: The term "Addenda" shall mean the Addendum (or Addenda) to this Lease which is (or are) described as follows: None

ARTICLE 2

PREMISES, TERM AND POSSESSION

2.1   DEMISE OF PREMISES: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the Term and upon the terms and subject to the conditions of this Lease, the Premises, reserving and excepting to Landlord the exclusive use of the exterior of the exterior walls, the roof and the area beneath the floor and above the ceiling of the Premises. Landlord further reserves the right to install, maintain, use and replace ducts, wires, conduits and pipes leading through the Premises in locations which will not materially interfere with Tenant's use of the Premises. Tenant's lease of the Premises, together with the appurtenant right to use the Common Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all terms and conditions of this Lease, (ii) all Laws governing the use of the Premises and the Project, (iii) all Private Restrictions, easements and other matters of public record restricting the use of the Premises and the Project, and (iv) all reasonable rules and regulations from time to time established by Landlord.

2.2    RIGHT TO USE COMMON AREAS: Tenant shall have the non-exclusive right to use the Common Areas in conjunction with other tenants of the Project and their invitees, subject to the limitations on such use as set forth in Article 4, and solely for the purpose for which they were designed and intended. Tenant's right to use the Common Areas shall terminate concurrently with any termination of this Lease.

2.3   LEASE COMMENCEMENT DATE AND TERM: The term and the Lease Commencement Date shall be deemed to have occurred, on the Intended Commencement Date (set forth in Article 1) unless either (i) Landlord is unable to deliver possession of the Premises to Tenant on the Intended Commencement Date, in which case the Lease Commencement Date shall be as determined pursuant to Paragraph 2.4 below, or (ii) Tenant enters into possession or use of the Premises prior to the Intended Commencement Date, in which case the Lease Commencement Date shall be as determined pursuant to Paragraph 2.7 below (the "Lease Commencement Date"). The term of this Lease shall end on the Lease Expiration Date (set forth in Article 1), irrespective of the actual Lease Commencement Date pursuant to the foregoing sentence. The Term shall be that period in time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the "Term").

2.4   DELIVERY OF POSSESSION: Landlord shall deliver to Tenant possession of the Premises on or before the Intended Commencement Date (set forth in Article 1) in their present condition, broom clean, unless Landlord shall have agreed in writing, as a condition to Tenant's obligation to accept possession of the Premises, pursuant to Paragraph 15.3, construct install or modify specified improvements within the Premises, in which case Landlord shall deliver to Tenant possession of the Premises on or before the Intended Commencement Date as so modified and/or improved. If Landlord is unable to so deliver possession of the Premises to Tenant on or before the Intended Commencement Date, for whatever reason, Landlord shall not be in default under this Lease nor shall this Lease be void, voidable or cancelable by Tenant until the lapse of one hundred twenty (120) days after the Intended Commencement Date (the "Delivery Grace Period"); however, the Lease Commencement Date shall not be deemed to have occurred until such date as Landlord notifies Tenant that the Premises are Ready for Occupancy. Additionally, the Delivery Grace Period shall be extended for such number of days as Landlord may be delayed in delivering possession of the Premises to Tenant by reason of Force Majeure or the actions of Tenant, its agents, invitees or contractors. If Landlord is unable to deliver possession of the Premises to Tenant within the described Delivery Grace Period (including any extensions thereof by reason of Force Majeure or the actions of Tenant), then Tenant's sole remedy shall be to cancel and terminate this Lease, and in no event shall Landlord be liable to Tenant for such delay. In the event that the date Landlord notifies Tenant that the Premises are Ready for Occupancy (i) is after the Delivery Grace Period and (ii) if Tenant has not previously cancelled and terminated this Lease as provided for in this Paragraph, then Tenant shall no longer have the right to cancel and terminate this Lease.

2.5   ACCEPTANCE OF POSSESSION: Tenant has inspected the Premises and accepts them in their existing condition, broom clean, unless Landlord shall have agreed, as a condition to Tenant's obligation to accept possession of the Premises, pursuant to Paragraph 15.3, to construct, install or modify specified improvements, in which case Tenant agrees to accept possession of the Premises when Landlord has substantially completed such modifications or improvements and the Premises are Ready for Occupancy. If Landlord shall have so modified existing improvements or constructed additional improvements within the Premises for Tenant, Tenant shall, within Tenant's Punchlist Period (as set forth in Article 1) which shall commence on the date that Landlord notifies Tenant that the Premises are Ready for Occupancy, submit to Landlord a Punchlist of all incomplete and/or improper work performed by Landlord. Upon the expiration of Tenant's Punchlist Period, Tenant shall be conclusively deemed to have accepted the Premises in their then existing condition as so delivered by Landlord to Tenant, except as to those items reasonably set forth in the Punchlist submitted to Landlord prior to the expiration of said period. Landlord agrees to correct all items reasonably set forth in Tenant's Punchlist, provided that such Punchlist was submitted to Landlord within Tenant's Punchlist Period. Additionally, Landlord agrees, as of the Lease Commencement Date to place in good working order all existing plumbing, lighting, heating, ventilating and air conditioning systems within the Premises and all main doors and roll-up truck doors serving the Premises, and to the extent that such systems and/or items are not in good operating condition as of the Lease Commencement Date Landlord will rectify in a reasonable period of time said issue; subject to and provided that, and only if, Tenant notifies Landlord in writing of such failures or deficiencies within five (5) business days from the date Tenant so accepts possession of the Premises, regardless if the Punchlist Period is in excess of five business days.

2.6   SURRENDER OF POSSESSION: Immediately prior to the expiration or sooner termination of this Lease, Tenant shall remove all of Tenant's signs from the exterior of the Premises and/or the Building and shall remove all Tenant's equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from the Premises, and shall remove Alterations if required hereunder, and shall vacate and surrender the Premises to Landlord in the same condition, broom clean, as existed at the Lease Commencement Date, reasonable wear and tear excepted. Tenant shall repair all damage to the Premises caused by Tenant's removal of Tenant's property Alterations (if required hereunder) including but not limited to spackling holes in walls and uniformly painting such, and all damage to the exterior of the Premises and/or the Building caused by Tenant's removal of Tenant's signs. Tenant shall patch and refinish, to Landlord's satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Premises, whether such penetrations were made with Landlord's approval or not. Tenant shall repair (or replace when the damage cannot be repaired to the satisfaction of Landlord), all stained or damaged ceiling tiles, movable wall partition panels, counter tops, wall coverings and floor coverings to the satisfaction of Landlord (for example, damage caused by moly bolts, wall fasteners or other damage to walls). Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the outside areas adjoining the Premises and, where necessary, replace or resurface same. Additionally, Tenant shall, prior to the expiration or sooner termination of this Lease, remove any improvements constructed or installed by Tenant which Landlord requests be so removed by Tenant (including but not limited to all cabling and wiring, flooring) and repair all damage caused by such removal. The unit needs to be in the same condition it was rented in. If the Premises are not surrendered to Landlord in the condition required by this Paragraph, Landlord may, at Tenant's expense, so remove Tenant's signs, property and/or improvements not so removed and make such repairs and replacements not so made. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, and in addition Tenant shall be liable to Landlord for Base Monthly Rent for the Premises in the amount stated in section 13.2 below (regardless if Tenant is not in possession of the Premises) until the Premises are returned to the required condition, plus interest, at the rate stated in Paragraph 3.4, on all costs incurred from the date paid by Landlord and the Base Monthly Rent as stated above. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or any losses to Landlord due to lost opportunities to lease. If any personal property remains, or is left, at the Premises after the expiration or sooner termination of this Lease, then Landlord may, in its sole discretion, sell such personal property upon such terms and conditions as Landlord shall in its sole discretion decide. Landlord shall have all right, title and interest in and to all proceeds from said sale. Landlord may also discard, or otherwise dispose of such personal property and Landlord shall have no liability to Tenant or any other third party regarding such personal property. Tenant shall reimburse Landlord for any costs incurred in discarding such personal property. No act or thing done by Landlord or its agents during the term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord.

2.7   EARLY OCCUPANCY: If Tenant enters into possession of the Premises prior to the Intended Commencement Date (or permits its contractors to enter the Premises prior to the Intended Commencement Date), unless otherwise agreed in writing by Landlord, the Lease Commencement Date shall be deemed to have occurred on such sooner date, and Tenant shall be obligated to perform all its obligations under this Lease, including the obligation to pay rent, from that sooner date.

ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1    BASE MONTHLY RENT: Throughout the Term, Tenant shall pay to Landlord, without prior demand or setoff, in advance on the first day of each calendar month, as base monthly rent, the amount set forth as "Base Monthly Rent" in Article 1.

3.2    ADDITIONAL RENT: Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Term, in addition to the Base Monthly Rent, Tenant shall pay to Landlord as Additional Rent (the "Additional Rent") the following amounts:

A.   Tenant's Proportionate Share of all "Building Operating Expenses" (defined in Article 13.13G). Payment shall be made by as follows. Landlord may deliver to Tenant Landlord's reasonable estimate of the Building Operating Expenses it anticipates will be paid or incurred for the ensuing calendar year and Tenant shall pay its Proportionate Share of the estimated Building Operating Expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent. Landlord reserves the right to change from time to time the method of billing Tenant its Proportionate Share in Building Operating Expenses, the periodic basis on which such charges are billed, or the reasonable estimate.

B.  Landlord's share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7; and

C.	Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord and
D.	Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

3.3   YEAR-END ADJUSTMENTS: On or before April 1st of each calendar year, or as is reasonably possible thereafter, Landlord shall furnish to Tenant a statement setting forth the Building Operating Expenses paid or incurred during the previous calendar year, , and to the extent Tenant shall have paid more than its Proportionate Share of the Building Operating Expenses for the previous year, , Landlord shall, at its election, either (i) credit the amount of such over-payment toward the next ensuing payment(s) of Additional Rent or (ii) refund the amount of such over-payment. If such year-end statement shall show that Tenant did not pay its Proportionate Share of the Building Operating Expenses, then Tenant shall pay to Landlord the amount of such underpayment within ten (10) days from Landlord's demand. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

3.4  LATE CHARGE AND INTEREST ON RENT IN DEFAULT: Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are difficult or impractical to fix. Such costs and expenses will include, without limitation, administration, collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within three (3) calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge equal to the "Late Charge Percentage" multiplied by the amount overdue. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss suffered by reason of Tenant's failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each rental installment due under this Lease when due. If any Base Month Rent or Additional Rent remains delinquent for a period in excess of three (3) calendar days after the same becomes due, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said third (3rd) day at the interest rate of thirty three percent (33%) per annum compounded monthly until paid. If Landlord receives a returned check for non-sufficient funds based on a check from Tenant, Tenant shall pay Landlord $100.00 for each such check. Tenant agrees to pay to Landlord $150 if Landlord serves or posts a Demand for Payment of Rent or Possession of Premises, or similar notice. Landlord and Tenant agree that these charges are a reasonable estimate of costs and expenses of Landlord that it would be difficult to determine the damages, and it is fair compensation to Landlord for loss suffered. Payments, when made, shall be first applied to all accrued interest to date of payment, then to any damages, penalties, fees (including, without limitation, Lender's attorney fees), costs or other charges accrued and payable pursuant to this Note or the Loan Documents, and the remainder applied to payment of principal hereunder. If there are any past due amounts owed by Tenant in addition to current amounts owed, Landlord shall first allocate any payments made by Tenant to such past due amounts regardless of any notation, instruction, direction or memo made by Tenant. However, Landlord may instead, in its sole and absolute discretion, allocate current payments to current amounts owed in part or in full.

3.5   PAYMENT OF RENT: All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Should Tenant make any payment in which the Bank notifies Landlord that there are insufficient funds, or that the account is closed, or should Tenant not make any payment in a timely manner as set forth in Paragraph 3.4, Tenant shall, after written notice from Landlord, pay all future payments of Rent and any Additional Rent with a money order, cashier's check, or certified funds. In the event that the commencement and/or expiration dates occur on any date other than the first or last day of the month respectively, Tenant's obligation to pay Base Monthly Rent and all Additional Rent shall be prorated to the actual occurrence dates for the month(s) in which the commencement and/or expiration dates of the Lease so occur.

3.6   PREPAID RENT: Tenant has paid to Landlord the amount set forth in Article 1 as "First Month's Prepaid Rent" as prepayment of rent against the first installment(s) of Base Monthly Rent due hereunder. Additionally, Tenant has paid to Landlord the amount set forth in Article 1 as "Last Month's Prepaid Rent" as prepayment of rent against the last installment(s) of Base Monthly Rent due hereunder, subject, however, to the provisions of Paragraph 3.7 below.

3.7   SECURITY DEPOSIT: Tenant has deposited with Landlord the amount set forth in Article 1 as the "Security Deposit" as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of any amount due; (ii) to repair damage to the Premises caused by Tenant;

(iii) to clean and repair the Premises following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2; (iv) to remedy any other default of Tenant; and (v) any and all attorney's fees incurred by Landlord in enforcing the terms and conditions of this Lease. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum. If Tenant fails to promptly restore the Security Deposit and if Tenant shall have paid to Landlord any sums as "Last Month's Prepaid Rent", Landlord may, in addition to any other remedy Landlord may have under this Lease, reduce the amount of Tenant's Last Month's Prepaid Rent by transferring all or portions of such Last Month's Prepaid Rent to Tenant's Security Deposit until such Deposit is restored to the amount set forth in Article 1. Landlord shall not be deemed to be trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord's ordinary business and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building during the Term, Landlord may pay the Security Deposit to any subsequent owner, in which event the transferring Landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord a period of sixty (60) days following the surrender of the Premises by Tenant to Landlord within which to restore the Security Deposit (less permitted deductions) to Tenant.

ARTICLE 4

USE OF PREMISES AND COMMON AREAS

4.1   PERMITTED USE: Tenant shall be entitled to use the Premises solely for the "Permitted Use" as set forth in Article 1 and for no other purpose whatsoever.

4.2   GENERAL LIMITATIONS ON USE: Tenant shall not use the Premises for the display, sale, lease or use of any erotic, salacious or sexually oriented material of any sort as reasonably determined by Landlord. Tenant shall not do or permit anything to be done in or about the Premises, the Building, the Common Areas or the Project, including but not limited to interference due to the use of wireless or other telecommunication devices which does or could (i) interfere with the rights of or annoy, other tenants, their invitees, or occupants of the Building or the Project, (ii) jeopardize the structural integrity of the

Building or any Building or structure in the Project, or (iii) cause damage to any part of the Building or the Project. Tenant shall not operate any equipment within the Premises which does or could (i) injure, vibrate or shake the Premises or the Building, (ii) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilating or air conditioning systems within or servicing the Premises or the Building, (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Premises or the Building. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not have any access to and shall not be allowed on the roof of Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling or walls of the Premises. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems that could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Building or the Project. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Project. Tenant shall not use any area located outside the Premises for the storage or display (including but not limited to, any temporary storage, or display at any time) or sale of its materials, supplies, inventory or equipment, and all such materials, supplies, inventory and equipment shall at all times be stored within the Premises. All noise generated by Tenant’s use of the Premises, including, without limitation, music systems and intercom systems, shall be confined or muffled so that it does not interfere with the businesses of or annoy other tenants or their invitees of the Building or the Project. Tenant shall not allow any waste materials to remain within the Premises or in the Common Areas except in (not near or adjacent to) trash containers provided within the Project for that purpose. Tenant shall keep the Premises in neat, clean, attractive and orderly condition, free of any objectionable noises, odors, dust or nuisances that may disturb the quiet enjoyment of other tenants or occupants of the Building or the Project. Tenant shall not commit nor permit to be committed any waste or any nuisance in or about the Premises, the Common Areas or the Project. Notwithstanding anything to the contrary, if Tenant uses the Premises or Project for storage in violation of this Section 4.2, then Landlord shall, after giving Tenant ten (10) days written notice, have the right, but not obligation, to remove and discard such stored materials, supplies, inventory and equipment at Tenant’s cost and Landlord shall have no liability to Tenant for such removal or discarding.

4.2   NOISE AND EMISSIONS: All noise generated by Tenant in its use of the Premises shall be confined or muffled so that it does not interfere with the business of or annoy other tenants of the Building or the Project, or third parties. All dust, fumes, odors and other emissions generated by Tenant's use of the Premises shall be sufficiently dissipated in accordance with sound environmental practices and exhausted from the Premises in such a manner so as not to interfere with the businesses of or annoy other tenants of the Building or the Project, or third parties, or cause any damage to the Premises or the Building or any component part thereof or the property of other tenants of the Building or the Project, or third parties.

4.3	PARKING: See Rules and Regulations as it may be amended from time to time.

4.4    SIGNS: If required by Landlord to do so, Tenant shall install, or have installed, a sign within sixty (60) days of the Intended Commencement Date of the Lease. Tenant shall not place or install on or within any portion of the Premises, the Building, the Common Areas or the Project any sign advertisements, banners, placards or pictures which are visible from the exterior of the Premises (“Sign”), without Landlord's prior written approval, and then not until Landlord shall have first approved in writing the location, size, content, design, method of attachment and material to be used in the making of such Sign. Any Signs, once approved by Landlord, shall be installed only in strict compliance with Landlord's approval, at Tenant's expense, using a person or company first approved in writing by Landlord to install same. Landlord may, without any liability for trespass or otherwise, remove any Signs (not first approved all aspects of the Sign and its attachment as stated above in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Premises, the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such Sign was so affixed to its original condition. Tenant shall remove any such signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord's reasonable satisfaction, upon the termination of this Lease. It shall be solely Tenant’s obligation to insure that all Signs are in compliance with all Laws.

4.5   COMPLIANCE WITH LAWS AND PRIVATE RESTRICTIONS: Tenant shall not use or permit any person to use the Premises in any manner which violates any Laws or Private Restrictions. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions respecting the use and occupancy of the Premises, the Building, the Common Areas or the Project and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability including but not limited to attorneys’ fees, court costs and expert witness fees resulting from Tenant's failure to do so.

4.6   COMPLIANCE WITH INSURANCE REQUIREMENTS: Tenant shall not conduct (nor permit any other person to conduct) any activities within the Premises, or store, keep or use anything within the Premises which (i) is prohibited under the terms of any insurance policies carried by Landlord, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverage’s carried by either Landlord or Tenant pursuant to this Lease.

4.7   LANDLORD'S RIGHT TO ENTER: Landlord and its agents shall have the right to enter the Premises during normal business hours and subject to Tenant's reasonable security measures for the purpose of (i) inspecting the same; (ii) supplying any services to be provided by Landlord to Tenant; (iii) showing the Premises to prospective purchasers, mortgagees or tenants; (iv) making necessary alterations, additions or repairs; (v) performing any of Tenant's obligations when Tenant has failed to do so after giving Tenant reasonable written notice of its intent to do so; and (vi) posting notices of non-responsibility. Additionally, Landlord shall have the right to enter the Premises at times of emergency. Landlord may so enter the Premises by means of a master key. Landlord shall have the right to use any means it may deem necessary to enter the Premises in case of an emergency or in the case of a violation of the succeeding sentences. Tenant may not have any additional locks on or in any portion of the Premises, other than the one provided by Landlord without the prior written consent of Landlord and unless Tenant provides Landlord with a copy of the key to such lock(s). Tenant may not change any lock without the prior written consent of Landlord and unless Tenant provides Landlord with a copy of the key to such lock(s). Any entry to the Premises or portions thereof obtained by Landlord in accordance with this Paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof, or a trespass and Landlord shall not be liable for any such entry.

4.8   CONTROL OF COMMON AREAS: Landlord shall at all times have exclusive control of the Common Areas. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any reduction in or abatement of rent, to: (i) temporarily close any part of the Common Areas to whatever extent required in the opinion of Landlord's counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close all or any part of the Common Areas to perform maintenance or for any other reason deemed sufficient by Landlord; (iii) change the shape, size, location, number and extent of improvements within the Common Areas including, without limitation, changing the size, location or number of driveways, entryways, lobbies, corridors, doors, restrooms, entrances, exits, parking spaces, parking areas, sidewalks, directional or locator signs, or the direction of the flow of traffic within the Project; and (iv) to make additions to the Common Areas including, without limitation, the construction of parking structures. Landlord shall have the right to change the name or address of the Building. Tenant, in its use of the Common Areas, shall keep the Common Areas free and clear of all obstructions created or permitted by Tenant.

If, in the opinion of Landlord, unauthorized persons are using any of the Common Areas by reason of the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. Nothing contained herein shall affect the right of Landlord at any time to remove any unauthorized person from the Common Areas or to prohibit the use of the Common Areas by unauthorized persons, including, without limitation, the right to prohibit mobile food and beverage vendors. In exercising any such right regarding the Common Areas, Landlord shall make a reasonable effort to reduce any disruption to Tenant's business based on this section 4.9.

4.9    RULES AND REGULATIONS: Landlord shall have the right from time to time to establish reasonable rules and regulations and/or amendments or additions thereto respecting the use of the Project, the Common Areas, and the Premises for any reason including, but not limited to, the care and orderly management of the Project, and the safety of its tenants, occupants and invitees. Upon delivery to Tenant of a copy of such rules and regulations or any amendments or additions thereto, Tenant shall comply with such rules and regulations. A violation by Tenant of any such rules and regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such rules and regulations by any other tenant, their invitees or occupants of the Project.

4.10   ENVIRONMENTAL PROTECTION: Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules and regulations and requirements which Landlord may reasonably prescribe in order to comply with the requirements and recommendations of governmental agencies regulating, or otherwise involved in the protection of the environment.

4.11   HAZARDOUS SUBSTANCES: Tenant shall not store highly flammable materials or goods, explosives, perishable foodstuffs, contraband, live animals, materials or goods which emit odors in or upon the Premises. The Tenant covenants that it shall not store, use or possess nor permit the storage of any Hazardous Substance (hereinafter defined) upon the Premises. Hazardous Substance for purposes of this Lease shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea-formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq., Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 et seq.), or any other similar Law, Rule, Regulation or Statute concerning the protection of the environment (collectively "Environmental Laws"), and any other material reasonably determined by Landlord to be hazardous to the health or well being of persons, or hazardous to property. Tenant hereby covenants and agrees, at its sole cost and expense, to indemnify, protect and defend and save harmless the Landlord and any of its partners, employees and agents from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time impose upon, incurred by or asserted or awarded against the Landlord, its partners, agents or employees relating to, resulting from or arising out of Tenant's failure to comply with its obligations under the foregoing Paragraph or Tenant's violation of any Environmental Law with respect to its use of the Premises. Notwithstanding any provision contained in this Lease to the contrary, the indemnification provisions set forth in this Paragraph shall survive any expiration and/or termination of this Lease.

4.12   PROVIDER OF SERVICES: There may be a provider of telecommunications, satellite, wireless technology, or other similar service in the Project which offers services to tenants of the Project. Landlord makes no warranty, representation, endorsement, or claim regarding said provider, or regarding said services provided by said provider. Tenant’s use of said provider is at the sole discretion of Tenant and is not based upon any guarantee, assurance, endorsement, warranty, or representation of Landlord. Tenant hereby agrees to hold harmless, waive, and release and indemnify Landlord against any expense, claim, damage, loss, or liability, including but not limited to attorney fees and costs in defense of any action which shall or may be caused by or arise out of anything done or omitted to be done by such provider of services, and/or regarding said services provided by said provider and any wireless or other telecommunications systems used by Tenant.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1   REPAIR AND MAINTENANCE: Except in the case of damage to or destruction of the Premises, the Building or the Project caused by an Act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Premises, the Building and the Common Areas.

A.    Tenant's Obligation: Tenant shall, at all times during the Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Premises and every part thereof and all appurtenances thereto, including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures to the meters, (iv) all plumbing, pipes, sinks, toilets, faucets and drains to the main sewer line, (v) all lighting fixtures, bulbs and lamps, (vi) all heating, ventilating and air conditioning equipment located within the Premises or located outside the Premises (e.g. rooftop compressors) and serving the Premises (other than Central HVAC as defined in Subparagraph B below), and (vii) all entryways to the Premises. Tenant, if requested to do so by Landlord, shall hire, at Tenant's sole cost and expense, a licensed heating, ventilating and air conditioning contractor to regularly and periodically inspect and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Premises (not less frequently than every three (3) months), or alternatively, Landlord may so contract in its own name for such regular and periodic inspections of and maintenance on such heating, ventilating and air conditioning equipment and systems and charge to Tenant, as Additional Rent, the cost thereof. Tenant shall, at its sole cost and expense, repair all damage to the Building, the Common Areas or the Project caused by the activities of Tenant, its employees, invitees or contractors promptly following written notice from Landlord to so repair such damage. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this Paragraph within a seven (7) days following notice from Landlord to do so, or upon demand in the case of emergency (potential damage to persons or property), then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at Law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant's expense with glass of the same kind, size and quality. The sidewalks, entrances, passages, vestibules, stairways, corridors and halls must not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the Premises. Tenant shall keep the area in front of the Premises, including but not limited to sidewalks and stairs, free from ice and snow, litter, debris, dirt, and obstruction.

B.  Landlord's Obligation: Landlord shall, at all times during the Term, maintain in good condition and repair: (i) the exterior and structural parts of the Building (including the foundation, sub-flooring, load-bearing and exterior walls, and roof); (ii) the Common Areas; and (iii) the electrical from the meters to the outside source subject to the requirements of the applicable utility company. Additionally, to the extent that the Building contains central heating, ventilating and/or air conditioning systems located outside the Premises and designed to service, and then servicing, more than a single tenant within the Building ("Central HVAC"), Landlord shall maintain in good operating condition and repair such Central HVAC equipment and systems.

5.2    SERVICES AND UTILITIES: The parties shall have the following responsibility and obligations with respect to obtaining and providing the following utilities and other services to the Premises. All costs in obtaining and providing the below listed items shall be included and deemed to be Project Maintenance Costs as defined below, except as otherwise specifically stated herein.

A.   Gas and Electricity: Tenant shall be responsible for determining if the local supplier of gas and/or electricity can supply the needs of Tenant and whether or not the existing gas and/or electrical distribution systems within the Building and the Premises are adequate for Tenant's needs. Tenant shall arrange for the supply of gas and electricity to the Premises and shall pay all charges for same as so supplied to the Premises.

B.   Water: Landlord shall provide the Premises with water for lavatory and drinking purposes only. Tenant shall pay, as Additional Rent, the cost to Landlord of providing water to the Premises in excess of the amount of water agreed to be provided by Landlord pursuant to the foregoing sentence. In the event Landlord determines that Tenant is using more water than what normally would be required for such purposes, Landlord at its election may (i) periodically charge Tenant, as Additional Rent, a sum equal to Landlord's estimate of the cost of Tenant's excess water usage, or (ii) install a separate meter for purposes of measuring Tenant's water usage and, based upon such meter readings, periodically charge Tenant, as Additional Rent, a sum equal to Landlord's estimate of the cost of Tenant's excess water usage. In the event that Landlord shall so install such a separate meter, Tenant shall pay to Landlord, upon demand (said demand may be prior to and a condition of the performance of such work), the costs incurred by Landlord in purchasing and installing such meter and thereafter all costs incurred by Landlord in maintaining said meter. The cost of Tenant's excess water usage shall include any costs to Landlord in keeping account of such usage and all governmental fees, public charges or the like attributable to or based upon (such as sewer usage fees) the use of water to the extent of such excess usage. All other water charges related to the Project shall be Project Maintenance Costs.

C.  Security Service: Tenant acknowledges that Landlord is not responsible for the security of the Premises or the protection of Tenant's property or Tenant's employees, invitees or contractors, and that to the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same.

5.3   ENERGY AND RESOURCE CONSUMPTION: Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies or utility suppliers in reducing energy or other resource consumption within the Project. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems within the Project and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

5.4   RENT REDUCTION OR ABATEMENT: Tenant shall not be entitled to terminate this Lease nor be entitled to any reduction in or abatement of rent by reason of (i) Landlord’s failure to perform any maintenance or repairs to the Project, or (ii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Premises, the Building or the Project from whatever cause, or (iii) the unauthorized intrusion or entry into the Premises by third parties (other than Landlord). Tenant’s remedies shall be limited to those stated in Paragraph 12.3.

ARTICLE 6 ALTERATIONS AND IMPROVEMENTS

6.1   BY TENANT: Tenant shall not make any alterations, modifications or construction of improvement to or in or about the Premises (“Alterations”) of the Premises without Landlord's prior written approval, and then not until Landlord shall have first approved in writing the plans and specifications thereof. All such Alterations, once so approved, shall be made, constructed or installed by Tenant at Tenant's expense, using a licensed contractor first approved by Landlord in writing in strict compliance with the Landlord-approved plans and specifications thereof. All work undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any Alterations until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five (5) business days prior written notice of its intention to commence such work so that Landlord may post and file Notices of Non-

Responsibility, and (iv) if requested by Landlord, Tenant and/or its contractor shall have obtained contingent liability and broad form builder's risk insurance in an amount satisfactory to Landlord to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9 and Tenant shall provide Landlord with proof that its contractor has such insurance as Landlord may reasonably require. In no event shall Tenant make any modifications, alterations or improvements to the Common Areas or any areas outside of the Premises. As used in this Article, the term Alterations shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like. In the event that Tenant receives Landlord's prior written approval to commence any Alterations, which approval or disapproval shall be in Landlord's sole and subjective discretion, then, as a condition precedent to Tenant's commencing such Alterations, Tenant shall submit to Landlord the following items: (i) all architectural, engineering, construction and/or design drawings, plans specifications, studies, reports, bids and other material of every kind relating to the Alterations (the Plans and Specifications); (ii) an original signed copy of the contract between Tenant and any and all contractors, subcontractors, materialmen or suppliers together with copies of any and all subcontracts and supply contacts relating to the Alterations; (iii) an executed indemnification from Tenant’s contractor in a form reasonably acceptable to Landlord (iv) originally signed lien waivers from all subcontractors and materialmen or suppliers for all work done and/or material supplied in connection with the Alterations and (v) an originally signed general release of liens from Tenant's general contractor in a form acceptable to Landlord. Upon completion of the Alterations, Tenant shall submit to Landlord: (i) a certification from Tenant's general contractor and, if requested by Landlord, from Tenant's architect, certifying that each has inspected the Premises not more than five (5) days prior to the date of the certification and that the Alterations have been constructed in good and workmanlike manner and in substantial accordance with the Plans and Specifications and with the requirements of the governmental authorities having jurisdiction or control over same, and that all materials for which payment has been made by Tenant have been delivered to and have been incorporated into the Premises; and (ii) final unconditional certificate(s) of occupancy, or the equivalent issued by the applicable governmental authority.

6.2   OWNERSHIP OF IMPROVEMENTS: All Alterations made or added to the Premises by Tenant (other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Premises, but shall remain the property of Tenant during the Term. Any such Alterations, once completed, shall not be altered or removed from the Premises without Landlord's written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements (other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures) shall automatically become the property of Landlord and shall be surrendered to Landlord as part of the Premises as required pursuant to Article 2, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any of such Alterations in accordance with the provisions of Article 2, then Tenant shall so remove same. If Tenant does not so remove any of such Alterations, then Landlord shall have all the rights stated in 2.6 above. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Premises and not trade fixtures of Tenant.

6.3    ALTERATIONS REQUIRED BY LAW: Subject to sections 6.1 and 6.2, Tenant shall make all modifications, alterations and improvements to the Premises, at its sole cost, that are required by any Law because of (i) Tenant's use or occupancy of the Premises, (ii) Tenant's application for any permit or governmental approval, or (iii) Tenant's making of any modifications, alterations or improvements to or within the Premises. If Landlord shall, at any time during the Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building or the Project, the cost incurred by Landlord in making such modifications, alterations or improvements, including an eighteen percent (18%) per annum cost of money factor, shall be amortized by Landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting standards, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Project Maintenance Cost.

6.4   LIENS: Tenant will not suffer or permit any mechanic’s, laborer’s or materialman’s lien to be filed against the Land, Building, or Premises, or any part thereof, by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any such lien shall at any time be filed, Tenant, within ten (10) days after notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or as otherwise provided by Law. This obligation shall survive any termination of the Lease. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Owner may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding or other proceedings, Owner may at any time require the Tenant to post a bond with an entity satisfactory to Owner in an amount one and one-half (1.5) times the amount of the lien. If Tenant shall not immediately make such payment upon the request of Owner, Owner may make said payment in the amount so paid together with interest thereon from the date of payment and all legal costs and charges, including attorney fees incurred by Owner in connection with said payment, shall be deemed Additional Rent and shall be payable on the next date on which a Base Rental installment is due. Any amount so paid by Owner, plus Tenant shall pay all of Owner’s costs and expenses associated therewith, to Owner on demand, with interest thereon at the Reimbursement Interest Rate from the due date until paid.

ARTICLE 7

ASSIGNMENT AND SUBLETTING BY TENANT

7.1   BY TENANT: Tenant shall not sublet the Premises (or any portion thereof) or assign or encumber its interest in this Lease, whether voluntarily or by operation of Law, without Landlord's prior written consent first obtained in accordance with provisions of this Article 7. Any attempted subletting, assignment or encumbrance without Landlord's prior written consent, at Landlord's election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this Paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting, assignment or encumbrance by Tenant.

7.2    MERGER OR REORGANIZATION: If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate over the Term of a controlling percentage of the capital stock of Tenant, shall be deemed a voluntary assignment of Tenant's interest in this Lease. The phrase "controlling percentage" means the ownership of and the right to vote stock possessing more than twenty-five (25%) percent of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors. If

Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant's interest in this Lease. If Tenant is a limited liability company, a withdrawal or change, voluntarily, involuntary, or by operation of law, of any manager or the dissolution of the limited liability company or other entity, or a change in more than twenty-five percent (25%) over the Term of the members of the limited liability company, or owners of an entity (as the case may be), shall be deemed a voluntary assignment of Tenant’s interest in this Lease. If Tenant is a partnership and a general partner is a corporation, partnership limited liability company or other entity, then any dissolution, merger, consolidation, or other reorganization of the general partner or the sale or other transfer in the aggregate over the Term of more than 25% of the capital stock or interest of the general partner shall be deemed to be a voluntary assignment of Tenant’s interest in this Lease.

7.3   LANDLORD'S ELECTION: If Tenant shall desire to assign its interest under this Lease or to sublet all or any portion of the Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least ninety (90) days in advance of the date it intends to so assign or sublet the Premises but not sooner than one hundred eighty (180) days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the proposed assignee's or sublessee's intended use of the Premises, a current Financial Statement of such proposed assignee or sublessee, the proposed form of documents to be used in effectuating such assignment or subletting, and a nonrefundable processing fee of $750 made payable to Landlord. Landlord shall have a period of thirty (30) days following receipt of such notice within which to do one of the following: (a) cancel and terminate this Lease effective as of the intended subletting or assignment date set forth in Tenant's notice, or (b) if Landlord shall not have elected to cancel and terminate this Lease, to either (i) consent to such requested assignment or subletting subject to Tenant's compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse, in Landlord’s sole and absolute discretion, to so consent to such requested assignment or subletting. Within ten (10) days of Tenant’s notification to Landlord as stated in first sentence of this Paragraph 7.3, Tenant covenants and agrees to supply to Landlord, (i) two years income tax returns; (ii) balance sheets and profit and loss statements prepared by CPAs; (iii) banking references of the proposed transferee; (iv) resume of all principals, and any other relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee.

7.4   CONDITIONS TO LANDLORD'S CONSENT: If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment, subletting or encumbrance, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment, subletting or encumbrance made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment, subletting or encumbrance but prior to the satisfaction of each of the stated conditions, shall constitute a default by Tenant under this Lease. The conditions are as follows:

A.   Landlord having approved in form and substance the assignment or sublease agreement (or the encumbrance agreement). Such sublease agreement shall contain a clause stating that if Tenant is in default under this Lease, then upon notice from Landlord to the sub-tenant, sub-tenant shall and is authorized by Tenant, to pay to Landlord, any amounts sub-tenant owes to Tenant. Such payment of monies from subtenant to Landlord shall not be deemed to create a Landlord and Tenant relationship between sub-tenant and Landlord.

B.   Each such sublessee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant (or, in the case of an encumbrance, each such encumbrancer having similarly agreed to assume, to be bound by and to perform Tenant's obligations upon a foreclosure or transfer in lieu thereof).

C.  Tenant having fully and completely performed all of its obligations under the terms of this Lease through and including the date of such assignment or subletting.

D.   In addition to the processing fee, Tenant having reimbursed to Landlord all reasonable costs and attorney's fees incurred by Landlord in conjunction with any such requested subletting, assignment or encumbrance.

E.    Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement, assignment agreement or encumbrance (as applicable) and all related agreements.

F.   Tenant having paid, or having agreed in writing to pay as to future payments, to Landlord one-hundred percent (100%) of all assignment consideration or excess rentals to be paid to Tenant or to any others on Tenant's behalf or for Tenant's benefit for such assignment or subletting as follows:

1)  If Tenant assigns its interest under this Lease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to one-hundred percent (100%) of the assignment consideration so paid or to be paid (whichever is the greater) at the time of the assignment by the assignee; or

2)   If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant's assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's assignee jointly agree to pay to Landlord an amount equal to one-hundred (100%) percent of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid.

3)  If Tenant subleases the Premises, that Tenant and Tenant's sublessee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's sublessee jointly agree to pay to Landlord one-hundred percent (100%) of all excess rentals to be paid by such sublessee as and when such excess rentals are so paid.

G.	Base Monthly Rent under the assignment or sublease to be at the current prevailing market rate.

H.   If Landlord does not consent to such requested assignment or subletting and Tenant believes that such refusal to consent is a default under this Lease, then Tenant shall be entitled to petition a court of competent jurisdiction to determine that such refusal is a default under this Lease. If Tenant prevails, Landlord shall be required to consent to said sublease or assignment. This shall be Tenant’s sole remedy. Tenant shall not be entitled to any damages based upon such default.

7.5    ASSIGNMENT CONSIDERATION AND EXCESS RENTALS DEFINED: The term "assignment consideration" shall mean all consideration to be paid by the assignee to Tenant or to any other on Tenant's behalf or for Tenant's benefit as consideration for such assignment (not to exceed the prevailing rates), and the term "excess rentals" shall mean all consideration to be paid by the sublessee to Tenant or to any other on Tenant's behalf or for Tenant's benefit for the sublease of the Premises in excess of the rent due Landlord under the terms of this Lease for the same period, less any commissions paid by Tenant to a licensed real estate broker for arranging such sublease (not to exceed the prevailing rates). Tenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant that is to be paid to Landlord pursuant to this Article is and shall be the property of Landlord and not the property of Tenant.

7.6  GOOD FAITH: The rights granted to Tenant by this Article are granted in consideration of Tenant's express covenant that all pertinent allocations which are made by Tenant between the value of the Premises, this Lease and the value of any of Tenant's personal property which may be conveyed or leased generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this Covenant of Good Faith, Landlord may immediately declare Tenant in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease. All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant's assignee or sublessee makes each such payment to Landlord, Tenant, Tenant's assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.7    EFFECT OF LANDLORD'S CONSENT: No subletting, assignment or encumbrance, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments or encumbrances of Tenant's interest in this Lease or to one or more sublettings of the Premises shall not be deemed to be a consent to any subsequent assignment, encumbrance or subletting. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Paragraph 7.4 above have been fully satisfied.

ARTICLE 8

LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY

8.1    LIMITATION ON LANDLORD'S LIABILITY AND RELEASE: Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord, its partners, agents, successors and officers from any and all liability, whether in contract, tort, or on any other basis, for any injury to or damage sustained by Tenant, its agents, employees, contractors or invitees; or any damage to Tenant's or such person's or entity’s property; resulting from or attributable to the condition of, the management of, the maintenance of, or the protection of the Premises, the Building, the Project or the Common Areas, or any act or omission of the Landlord its partners, agents, successors, or officers, including but not limited to, without limitation, any such injury, damage or loss resulting from: (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, electrical current, water, gas or other utility service to the Project, the Building or the Premises from whatever cause; (ii) the vandalism or forcible entry into the Building or the Premises by Landlord or third parties; (iii) the penetration of water into or onto any portion of the Premises through roof leaks, frozen, cut or burst pipes, or otherwise; (iv) the failure to provide security and/or adequate lighting in or about the Project, the Building or the Premises; (v) the existence of any design or construction defects within the Project, the Building or the Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); or (vii) the blockage of access to any portion of the Project, the Building or the Premises; or (viii) Landlord's failure to perform an obligation expressly undertaken pursuant to this Lease unless the requirements of section 12.3 LANDLORD'S DEFAULT AND TENANT'S REMEDIES have been complied with by Tenant. Tenant warrants, for the benefit of Landlord, that Tenant has the power to release fully all claims and to discharge all liabilities of Landlord as and to the extent set forth in this Paragraph.

Landlord shall not be liable for any damages arising from, nor shall Landlord be deemed to have constructively evicted Tenant based on any act, neglect or default of any other tenant, if any, within the Project or within the Building.

8.2    TENANT'S INDEMNIFICATION OF LANDLORD: Tenant shall defend, with competent counsel satisfactory to Landlord, any claims made or legal actions filed or threatened by third parties against Landlord with respect to the violation of any Law or the death, bodily injury, personal injury, damage to property or interference with a contractual or property right suffered by any third party (including other tenants within the Project) which (i) occurred within the Premises or (ii) resulted from Tenant's use or occupancy of the Premises, Project, Building or the Common Areas or (iii) resulted directly or indirectly from Tenant's activities in or about the Premises, the Building or the Project, and Tenant shall indemnify and hold Landlord, Landlord's principals, employees and agents harmless from any loss (including loss of rents by reason of vacant space which otherwise would have been leased but for such activities), liability, penalties, or expense whatsoever (including any legal fees incurred by Landlord with respect to defending such claims) resulting there from, except to the extent proximately caused by the gross negligence or willful misconduct of Landlord. This indemnity agreement shall survive the termination of this Lease.

ARTICLE 9 INSURANCE

9.1	TENANT’S INSURANCE: Tenant shall maintain insurance complying with all of the following:
A.	Tenant shall procure, pay for and keep in full force and effect, at all times during the Term, the following:

(1)   Commercial General Liability Insurance insuring Tenant against liability for bodily injury, death, property damage and personal injury occurring at the Premises, or resulting from Tenant’s use or occupancy of the Premises, Project, Building, Property, or Common Areas or resulting from Tenant’s activities in or about the Premises. Such insurance shall be on an occurrence basis with a combined single limit of liability of not less than the amount of Tenant’s Required Liability Coverage (as set forth in Article 1). The policy or policies shall be endorsed to name Landlord and such others as are designated by Landlord as additional insureds in the form equivalent to CG 20 11 11 85 or its equivalent as reasonably determined by Landlord, and shall contain the following additional endorsement: “The insurance afforded to the additional insureds is primary insurance. If the additional insureds have other insurance which is applicable to the loss on a contributing, excess or contingent basis, the amount of this insurance company’s liability under this policy shall not be reduced by the existence of such other insurance. Any insurance carried by the additional insureds shall be excess and non contributing with the insurance provided by the Tenant.” The policy shall not be canceled or reduced without at least thirty (30) days written notice to additional insureds. If the policy insures more than one location, it shall be endorsed to show that the limits and aggregate apply per location. Tenant’s policy shall also contain the severability of interest and cross-liability endorsement or clauses.

(2)   Fire and Property Damage Insurance in so-called Special Form plus flood coverage insuring Tenant against loss from physical damage to Tenant’s personal property, including but not limited to any tenant improvements that Tenant has an interest in inventory, stock, trade fixtures and improvements within, at or around the Premises with coverage for the full actual replacement cost thereof;

(3)	Plate-glass insurance, at actual replacement cost;
(4)	Boiler and Machinery Insurance, if applicable;

(5)    Product Liability Insurance (including without limitation Liquor Liability insurance for liability arising out of the distribution, sale, or consumption of food and/or beverages including alcoholic beverages at the Premises for not less than the Tenant’s Required Liability Coverage as set forth in Article 1;

(6)   Workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all Laws which policy shall be endorsed to provide thirty (30) days written notice of cancellation to Landlord;

(7)   With respect to making of alterations or the construction of improvements or the like undertaken by Tenant, contingent liability and builder’s risk insurance, in an amount and with coverage satisfactory to Landlord;

(8)    Business Income Insurance at a minimum of 50% coinsurance including coverage for loss of business income due to damage to equipment from perils covered under the so called Special Form plus the perils of flood; and

(9)   Comprehensive Auto Liability Insurance with a combined single limit coverage of not less than the amount of Tenant’s Required Liability Coverage (as set forth in Article 1) for bodily injury and/or property damage liability for; a) Owned autos b) Hired or borrowed autos c) Non-owned autos d) Auto blanket. The policy shall be endorsed to provide thirty (30) days written notice of cancellation to Landlord.

B.  Each policy of liability insurance required to be carried by Tenant pursuant to this Article or actually carried by Tenant with respect to the Premises, Project, Building, Property, or Common Areas, (i) shall be in a form satisfactory to Landlord, (ii) shall be provided by carriers admitted to do business in the state of Colorado with a Best rating of “A/VI” or better and/or acceptable to Landlord. Property insurance shall contain a waiver of subrogation against Landlord, its principal, employees, agents and contractors which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its principals, employees, agents or contractors. Each policy of liability insurance required to be carried by Tenant pursuant to this Paragraph shall have no deductible in excess of $5,000.00.

C.   Prior to the time Tenant or any of its contractors enter the Premises, Tenant shall deliver to the Landlord with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a certificate of the insurer certifying, in a form satisfactory to the Landlord, that the policy has been issued and premium paid providing the coverage required by this Article and containing the provisions herein. Attached to such a certificate shall be endorsements naming Landlord as additional insured, and including the wording for primary insurance above. With respect to each renewal or replacement of any such insurance, the requirements of this Article must be complied with not less than thirty (30) days prior to the expiration or cancellation of the policy being renewed or replaced. Landlord may at any time and from time-to-time inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord’s lender, insurance broker or advisor or counsel reasonably determines at any time that the form or amount of coverage set forth in Article 9.1.(A) for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount or change the form as Landlord’s lender, insurance broker or advisor or counsel reasonably deems adequate (provided however such increase level of coverage may not exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated and operating under similar circumstances).

D.   The Commercial General Liability Insurance carried by Tenant shall specifically insure the performance by Tenant of the indemnification provisions set forth in Article 8.2 of this Lease provided, however, nothing contained in this Article 9 shall be construed to limit the liability of Tenant under the indemnification provisions set forth in said Article 8.2.

9.2	LANDLORD’S INSURANCE: With respect to insurance maintained by Landlord:

A.   Landlord may maintain, Property Insurance in so-called Special Form insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than twelve (12) months. Such Property Damage Insurance, at Landlord’s election but without any requirement on Landlord’s behalf to do so, (i) may be written in so- called Special Form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to include or separate policies may be carried to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including flood and/or earthquake; (iv) may provide coverage for loss of rents for a period of up to twelve months; and/or (v) may contain “deductibles” per occurrence in an amount reasonably acceptable to Landlord. Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Premises.

B.   Landlord may maintain Commercial General Liability Insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Two Million Dollars ($2,000,000.00). Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker or advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property.

C.  Landlord may maintain any other insurance that in the opinion of its insurance broker or advisor or legal counsel is prudent to carry under the given circumstances.

9.3   MUTUAL WAIVER OF SUBROGATION: Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective principals, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Premises or the Property which is caused by or results from a peril or event or happening which would be covered by insurance required to be carried by the party sustaining such loss under the terms of this Lease, or is covered by insurance actually carried and in force at the time of the loss, by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss, and to the extent such insurance is not prejudiced thereby.

ARTICLE 10 DAMAGE TO PREMISES

10.1  LANDLORD'S DUTY TO RESTORE: If the Premises are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the Premises, as and when required by this Paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.2 or by Tenant pursuant to Paragraph 10.3.

All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. Whether or not this Lease is terminated pursuant to either Paragraph 10.2 or 10.3, all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord's property or would become Landlord's property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of the Tenant. However, such payment to Tenant shall be deemed to be paid in trust in order to replace with similar property of no less value. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises existed as of the Lease Commencement Date or to a commercially reasonable condition determined in Landlord’s discretion. Landlord's obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord. Landlord shall have no obligation to restore any other improvements to the Premises or any of Tenant's personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant shall forthwith replace or fully repair all of Tenant's personal property, inventory, trade fixtures and other improvements constructed by Tenant to like or similar condition as existed at the time of such damage or destruction.

10.2   LANDLORD'S RIGHT TO TERMINATE: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised by delivery to Tenant of a written notice of election to terminate within ninety (90) days after the date of such damage or destruction which 90 day period may be delayed by Landlord based upon (i) lack of any settlement or finalization of a claim against Landlord’s and/or Tenant’s insurance company, or (ii) lack of receipt of insurance proceeds :

A.   The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction (an "insured peril") to such an extent that the estimated cost to restore the Building in Landlord’s determination exceeds the lesser of (i) the insurance proceeds available and paid from insurance actually carried by Landlord, or (ii) seventy-five percent (75%) of the then actual replacement cost thereof;

B.	The Building is damaged by an uninsured peril; or

C.   The Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost as required by Paragraph 10.1 above, or (ii) if restored, cannot be used for the same use being made thereof before such damage, whether or not restored as required by this Article.

10.3   TENANT'S RIGHT TO TERMINATE: If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord is expected to be completed, subject to receipt of insurance proceeds. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised in the case of A or B below only by delivery to Landlord of a written notice of election to terminate within seven (7) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

A.   The Premises are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Premises cannot be substantially completed within nine (9) months after the date of such damage; or

B.   Landlord does not complete the restoration of the Premises within ten (10) months from the date of the damage, provided that such ten (10) month period of time shall be extended for such number of days as Landlord is delayed by reason of Force Majeure or by nonpayment of insurance proceeds by Landlord’s insurance company.

10.4   ABATEMENT OF RENT: In the event of damage due to peril to the Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant's use of the Premises is impaired by such damage, but only to the extent that Landlord has obtained insurance proceeds based upon loss of rent insurance carried, if any, by Landlord. Landlord shall within twenty

(20) days of the casualty provide Tenant written notice of the amount of insurance it expects to receive from the insurance company, if any. Tenant shall pay the Base Monthly Rent (and any Additional Rent) according to the terms of Landlord’s notice of expectation. Landlord shall provide additional notice as it obtains additional information from its insurance company. Based upon such additional information, Landlord shall credit Tenant any refund, if applicable to any over payment by Tenant, and Tenant shall pay to Landlord upon demand any shortfall based upon any amounts paid pursuant to a previous notice. Notwithstanding the above, Landlord shall be under no duty to obtain or maintain any loss of rent insurance, or any similar insurance to pay for loss rentals.

ARTICLE 11 CONDEMNATION

11.1  LANDLORD'S RIGHT TO TERMINATE: Subject to Paragraph 11.3, Landlord shall have the option to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including inverse condemnation and/or a voluntary sale or transfer by Landlord to an entity having the power of eminent domain under threat of condemnation) “Taking”, (i) all or any part of the Premises is so taken, (ii) more than thirty-three and one-third (331%) percent of the Building's leasable area is so taken, (iii) more than thirty-three and one-third (331%) percent of the Common Area is so taken, or (iv) because of the Laws then in force, the Premises may not be used for the same use being made thereof before such taking, whether or not restored as required by Paragraph 11.4 below. Any such option to terminate by Landlord must be exercisable within a reasonable period of time; to be effective as of the date possession is taken by the condemnor.

11.2  TENANT'S RIGHT TO TERMINATE: Subject to Paragraph 11.3, Tenant shall have the option to terminate this Lease if, as a result of any Taking, (i) all of the Premises is so taken, (ii) thirty-three and one-third (331/3%) percent or more of the Premises is so taken and the part of the Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of the Tenant's business, or (iii) there is a taking of a portion of the Common Area and, as a result of such taking, Landlord cannot provide parking spaces within the Project (or within a reasonable distance there from) equal in number to at least sixty-six and two-thirds (662/3%) percent of Tenant's Number of Parking Spaces (as proportionately adjusted for any decrease in the size of the Premises), whether by rearrangement of the remaining parking areas in the Common Area (including, if Landlord elects, construction of multi-deck parking structures or re-striping for compact cars where permitted by Law), or by providing alternative parking facilities on other land within reasonable walking distance of the Premises. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Common Area or the Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacates the Premises.

11.3   TEMPORARY TAKING: If any portion of the Premises is temporarily taken for one (1) year or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken for a period which either exceeds one (1) year or which extends beyond the natural expiration of the Term, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemnor.

11.4  RESTORATION AND ABATEMENT OF RENT: If any part of the Premises is taken by condemnation and this Lease is not terminated, then Landlord shall repair any damage occasioned thereby to the remainder of Premises to a condition reasonably suitable for Tenant's continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1. As of the date possession is taken by the condemning authority, (i) the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Premises so taken (less any addition to the area of the Premises by reason of any reconstruction) bears to the areas of the Premises immediately prior to such taking, and (ii) Tenant's Proportionate Share shall be appropriately adjusted.

11.5  DIVISION OF CONDEMNATION AWARD: Any award made for any condemnation of the Project, the Building, the Common Areas or the Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant's business or its moving costs, (iii) for loss of Tenant's goodwill, or (iv) for any temporary taking where this Lease is not terminated as a result of such taking; provided that and only upon the condition such award to Tenant does not reduce Landlord’s award, or the award available to Landlord. Landlord may, without obligation or liability to Tenant, stipulate with any condemning authority for a judgment or settlement of condemnation without the necessity of a formal suit or judgment of condemnation, and the date of taking under this Clause shall be deemed to be the date agreed to under the terms of said agreement for stipulation or settlement.

ARTICLE 12 DEFAULT AND REMEDIES

12.1   EVENTS OF TENANT'S DEFAULT: Tenant shall be in default of its obligations under this Lease if any of the following events occur:

A.	Tenant shall have failed to pay Base Monthly Rent or any Additional Rent when due; or

B.     Tenant shall have failed to perform any term, covenant or condition of this Lease, except those requiring the payment of Base Monthly Rent or Additional Rent within ten (10) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same. Notwithstanding the above, if Tenant has so conformed to the terms and the conditions of this Lease after said ten (10) days notice, then Tenant shall not be entitled to an additional cure period for the same type of failure to perform and Tenant shall be deemed to be in default of its obligations under this Lease with no further notice from Landlord, based upon such same type of failure to perform. Notwithstanding the above, (a) if any failure to perform any term, covenant, or condition of this Lease potentially causes harm to persons or property, or (b) if Tenant is in violation of Article 7, paragraphs 4.12, 13.3, or 13.6, then Landlord shall not be required to give any notice pursuant to this paragraph B; or

C.   Tenant shall have sublet the Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of Law; or

D.	Tenant shall have abandoned or vacated the Premises or has not continuously done business in the Premises; or

E.   Tenant or any Guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such Guarantor) or any property or asset essential to the conduct of Tenant's (or such Guarantor's) business, and Tenant (or such Guarantor) shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

F.   Tenant or any Guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

G.   Tenant or any Guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy Laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said Bankruptcy Laws or any other debtor's relief Law or similar Statute of the United States or any state thereof; or

H.   Tenant or any Guarantor of this Lease shall have availed itself of the protection of any debtor's relief Law, moratorium Law or other similar Law that does not require the prior entry of a decree or order.

I.	Tenant shall be in violation of paragraphs 4.10, 4.11, 13.3, 13.6 or 13.14.

12.2    LANDLORD'S REMEDIES: In the event of any default by Tenant, and without limiting Landlord's right to indemnification as provided in Article 8.2, Landlord shall have the following remedies in addition to all other rights and remedies provided by Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

A.   Landlord may, at Landlord's election, keep this Lease in effect and enforce, by an action at Law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due, by appropriate legal action, including but not limited to damages under D.2) below,(ii) the right to make payments required of Tenant, or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof with interest as stated in paragraph 3.4, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

B.   Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent or Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any action whatsoever, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease.

C.  In the event Tenant breaches this Lease and abandons the Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, shall constitute a termination of Tenant's right to possession unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination,

Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due under this Lease and all damages under D.2) below.

D.   Whether or not Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to any and all damages sustained by Landlord. Such damages shall include, without limitation:

1)   The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of Denver at the time of award plus one (1%) percent; and

2)   Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result there from, including, without limitation, the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise); (iii) broker's fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utility charges and security precautions; (v) expenses incurred in removing, disposing of and/or storing any of Tenant's personal property, inventory or trade fixtures remaining therein; (vi) attorneys fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Premises, establishing damages hereunder, and re-leasing the Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered directly or indirectly as a result of Tenant's default.

3)   However, if Landlord relets the Premises and during the term of such new lease the new tenant defaults under such lease, Tenant shall remain liable under the terms of this Lease for any and all rents and monetary obligations that accrue under this Lease for the original term of this Lease.

E.   Landlord may, with or without notice, have the right to enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages thereof. No reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of termination is given to Tenant.

F.   Notwithstanding any other provision of this Lease, regardless of Landlord's termination of the Lease, Tenant shall remain liable for all rent and other sums due pursuant to the Lease as they become due, even if such amounts become due after the termination of the Lease.

G.   Bankruptcy Assurances: Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Bankruptcy Code of the United States (or other Bankruptcy Laws) may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code (or other Bankruptcy Laws) to adequate assurances of future performance of the terms and provisions of this Lease. For purposes of any such assumption or assignment, the parties here to agree that the term “adequate assurance” shall include at least the following: (i) In order to assure Landlord that the proposed assignee will have the resources with which to pay the Rent, any proposed assignee must have demonstrated to Landlord’s satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as great as the net worth of Tenant on the Commencement Date, increased by ten percent (10%) for each year from the Commencement Date through the date of the proposed assignment. The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease. (ii) Any proposed assignee must have been engaged in the business conducted by Tenant in the Premises, allowable pursuant to the Permitted Use, for at least five (5) years prior to any such proposed assignment. (iii) Any proposed assignee must agree to use the Premises only for the Permitted Use. In entering into this Lease, Landlord considered extensively the Permitted Use and determined that such Permitted Use would add substantially to Landlord’s tenant balance and that were it not for Tenant’s agreement to use the Premises only for the Permitted Use, Landlord would not have entered into this Lease. Landlord’s overall operation will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

12.3    LANDLORD'S DEFAULT AND TENANT'S REMEDIES: In the event Landlord fails to perform any of its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord and the first mortgagee (if applicable pursuant to 13.5) written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such obligations. In the event of Landlord's default as above set forth, then, and only then, Tenant shall have the following remedy only: Tenant may then proceed in equity or at Law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

12.4  LIMITATION ON TENANT'S RECOURSE AND DAMAGES: In the event of any liability of Landlord arising out of or in connection with this Lease, Tenant or any third party shall only have recourse to Landlord’s interest in the Building and Project, and only as if there were a first deed of trust or mortgage securing the Building and Project in the amount of sixty percent (60%) of the fair market value of the Building and Project. In no event shall any personal liability be asserted against Landlord in connection with any such claim nor shall any recourse be had to any other property or assets of Landlord. If Landlord is any form of entity, Tenant agrees that no obligation of Landlord shall constitute a personal obligation of any officer, director, trustee, employee, partner, member, owner or other principal or agent of said entity. No property owned by any member, partner or other owner of Landlord, or any of their or Landlord's employees, officers, directors, shareholders, members or partners, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant in connection with any such claim. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord be liable to Tenant or any third party on account of any claims for lost business or profits or any indirect or consequential losses or damages or any punitive damages.

12.5  TENANT'S WAIVER OF RIGHT OF OFFSET: Tenant hereby waives any right of offset which it has or may acquire by reason of Tenant's claim that Landlord has breached any provision of this Lease.

ARTICLE 13 GENERAL PROVISIONS

13.1   TAXES ON TENANT'S PROPERTY: Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or

Tenant's estate in this Lease or Tenant's property or improvements made by Tenant to the Premises. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees and public charges of whatever nature or description levied, assessed or imposed by governmental agency against Landlord by reason of or based upon Tenant's use of public facilities or services, or Tenant's consumption of public utilities, energy, water or other resources which become due during the Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord's property, the Building or the Project, or if the assessed value of the Building or the Project is increased by the inclusion therein of a value placed upon same, then Landlord, after giving written notice to Tenant, shall have the right, regardless of the validity thereof, to pay such taxes, assessment, fee or public charge and bill Tenant, as Additional Rent, the amount of such taxes, assessment, fee or public charge so paid on Tenant's behalf. Tenant shall, within ten (10) days from the date it receives an invoice from Landlord setting forth the amount of such taxes, assessment, fee or public charge so levied, pay to Landlord, as Additional Rent, the amount set forth in said invoice. Failure by Tenant to pay the amount so invoiced within said ten (10) day period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right, and with Landlord's full cooperation if Tenant is not then in default under the terms of this Lease, to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessment, fee or public charge so paid.

13.2  HOLDING OVER: This Lease shall terminate without further notice at the expiration of the Term. Any holding over by Tenant after expiration of the Term shall neither constitute a renewal or extension of this Lease nor give Tenant any rights in or to the Premises except as expressly provided in this Paragraph. Any such holding over shall be deemed an unlawful detainer of the Premises unless Landlord has consented to same. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred fifty (150%) percent of the Base Monthly Rent payable during the last full month immediately preceding such holding over.

13.3   SUBORDINATION TO MORTGAGES: This Lease and all rights of Tenant hereunder are subject and subordinate to any existing or future first deed of trust, first mortgage, or other first instrument of security and at Landlord's option, this Lease and all rights of Tenant hereunder subject and subordinate to any existing or future junior deed of trust, junior mortgage or other junior instrument of security, as well as to any ground lease or primary lease that now or hereafter covers all or any part of the Building or Project, and to all renewals, modifications, consolidations, replacements and extensions thereof. This provision is self-operative and no further instrument shall be required to effect such subordination of this Lease. Tenant shall, however, upon ten (10) days written notice execute, acknowledge and deliver to Landlord or to the holder of any mortgage or lessor in any underlying Lease any and all instruments and certificates that in the judgment of owner, holder or lessor may be necessary or desirable to confirm or evidence such subordination.

13.4   TENANT'S ATTORNMENT UPON FORECLOSURE: Tenant shall, upon request, attorn (i) to any purchaser of the Building transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building, or (ii) to the lessor under any underlying ground lease of the land underlying the Building, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant's rights under this Lease. Tenant, upon demand at any time or times, before or after any such foreclosure, sale or termination, shall execute, acknowledge and deliver to holder or lessor any and all instruments that in the judgment of holder or lessor may be necessary or desirable to confirm or evidence such attornment and Tenant hereby irrevocably authorizes holder or lessor to execute, acknowledge and deliver any such instruments on Tenant's behalf.

13.5    MORTGAGEE PROTECTION: In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested in writing to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

13.6   ESTOPPEL CERTIFICATES: Tenant will, following any request by Landlord, within ten (10) days after Landlord’s request execute and deliver to Landlord an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord. Tenant's failure to so execute and timely deliver such estoppel certificate shall be a default by Tenant under this Lease, and Landlord shall have all of the rights and remedies, including the right to sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant's failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant and/or could cause Landlord to lose its financing or its sale commitment. If Tenant fails to execute and deliver such estoppel certificate within ten (10) days after Landlord's request, in addition to such act being a default by Tenant, all facts stated in such estoppel certificate given to Tenant to execute shall be deemed to be true and Tenant hereby grants Landlord an irrevocable power of attorney coupled with an interest to execute such estoppel certificate on behalf of Tenant. Landlord's determination of any facts, in the absence of such execution of estoppel certificate, shall be deemed binding on Tenant. Tenant shall have no cause of action for damages or otherwise for Landlord's execution of said estoppel certificate.

13.7    TENANT'S FINANCIAL INFORMATION: Tenant shall, within ten (10) business days after Landlord's request therefore, deliver to Landlord a copy of a current financial statement and any such other information reasonably requested by Landlord regarding Tenant's financial condition. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Project or any portion thereof or interest therein. Any such financial statement or other information which is marked "confidential" or "company secrets" (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this Paragraph, unless the same becomes a part of the public domain without the fault of Landlord.

13.8  TRANSFER BY LANDLORD: Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Project, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i)

shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer, and

(ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term "Landlord" as used herein shall mean the transferee of such interest in the Building, Project, or any portion thereof.

13.9   FORCE MAJEURE: The obligations of each of the parties under this Lease (other than the obligation to pay Rent, Additional Rent and any other monies due under the Lease by Tenant) shall be temporarily excused if such party is prevented or delayed in performing such obligation by reason of any strikes, lockouts or labor disputes; inability to obtain labor, materials, fuels or reasonable substitutes therefore; governmental restrictions, regulations, controls, action or inaction; civil commotion; inclement weather, fire or other acts of God; or other causes (except financial inability) beyond the reasonable control of the party obligated to perform (including acts or omissions of the other party) for a period equal to the period of any such prevention, delay or stoppage.

13.10   NOTICES: Any notice required or desired to be given by a party regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by depositing such notice in the United States mail, registered or certified, postage prepaid, addressed to the other party as follows:

A.	If addressed to Landlord, to Landlord at its Address for Notices (as set forth in Article 1).
B.	If addressed to Tenant, to Tenant at its Address for Notices (as set forth in Article 1).

Any notice given by registered mail shall be deemed to have been given on the third business day after its deposit in the United States Mail. Any notice given by certified mail shall be deemed given on the date receipt was acknowledged to the postal authorities but in no event more than three days after deposit with the postal authorities. Any notice given by mail other than registered or certified mail shall be deemed given on the third business day after deposit in the United States Mail provided that a copy of the notice is provided by fax or e-mail. Each party may, by written notice to the other in the manner aforesaid, change the address to which notices addressed to it shall thereafter be mailed.

13.11   ATTORNEY’S FEES: In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease, to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one

(1)   year from the determination of such action or proceeding, reasonable attorney's fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party. In the event that Landlord shall be required to retain counsel to enforce any provision of this Lease, and if Tenant shall thereafter cure (or desire to cure) such default, Landlord shall be conclusively deemed the prevailing party and Tenant shall pay to Landlord all attorney’s fees, expert witness fees, court costs and other reasonable expenses so incurred by Landlord promptly upon demand. Landlord may enforce this provision by either

(i)   requiring Tenant to pay such fees and costs as condition to curing its default, or (ii) bringing a separate action to enforce such payment.

13.12    WAIVER OF TRIAL BY JURY: To the extent such waiver is permitted by applicable Law, Landlord and Tenant waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

13.13	DEFINITIONS: In addition to the terms defined in Article 1, the following terms shall have the following meanings:

A.   REAL PROPERTY TAXES: The term "Real Property Tax(es)" shall each mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Project or any portion thereof, or Landlord's interest therein, or the fixtures, equipment and other property of Landlord that is an integral part of the Project and located thereon or Landlord's business of owning, leasing or managing the Project or the gross receipts, income or rentals from the Project; (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Project, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or surface water disposal) at the Project, the number of persons employed by tenants of the Project, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Project, or the type of use or uses conducted within the Project; and (iii) all costs and fees (including attorney’s fees) incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If, at any time during the Term, the taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional tax or charge (i) on the value, size, use or occupancy of the Project or Landlord's interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Project, or on Landlord's business of owning, leasing or managing the Project, or (iii) computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the terms "Real Property Tax(es)" for purposes of this Lease. If any Real Property Tax is partly based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the terms "Real Property Tax(es)". Notwithstanding the foregoing, the terms "Real Property Tax(es)" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord's income from all sources.

B.   LANDLORD'S INSURANCE COSTS: The term "Landlord's Insurance Costs" shall mean the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Project and general liability insurance required, or permitted, to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.

C.   PROJECT MAINTENANCE COSTS: The term "Project Maintenance Costs" shall mean all costs and expenses (except Landlord's Insurance Costs and Real Property Taxes) paid or incurred by Landlord, in any manner whatsoever, in connection with the ownership and in protecting, operating, maintaining, replacing, repairing and preserving the Project, Building and all parts thereof, and without limiting the generality of the foregoing, Project Maintenance Costs shall include without limitation,

(i) the amortizing portion of any costs incurred by Landlord in the making of any modifications, alterations or improvements required by any governmental authority, except those that are required to be paid and are paid by a Tenant pursuant to Article

6, which are so amortized during the Term, and the depreciation or amortization of any capital improvements made or installed for the purpose of saving labor or otherwise reducing applicable operating costs including an eighteen percent (18%) per annum cost of money factor, (ii) such other costs as may be paid or incurred with respect to operating, managing, constructing, maintaining, repairing, replacing, and preserving the Project, such as repairing, resurfacing, or replacing the exterior surfaces of the Buildings (including roofs), repairing, resurfacing or replacing paved areas, snow removal, landscape and irrigation system maintenance, repairing structural parts of the Buildings, providing common area lighting, and repairing or replacing, when necessary, electrical, plumbing, heating, ventilating, air conditioning systems, and other systems serving the Buildings,

(iii) property management fees, (iv) the cost of auditing fees necessarily incurred in connection with the maintenance and operation of the Project and fees incurred in connection with the preparation and certification of Building Operating Expenses,

(v) all costs incurred by Landlord to retrofit any portion or all of the Project to comply with any Law, and (vi) annual reserves to be used for any of the above future capital improvements, structural repairs and replacement, and any other major items which will be calculated each year in such reasonable amounts as Landlord may determine. Landlord may amortize any of the above costs in a reasonable manner. Landlord has the exclusive right to delay commencement of the amortized costs of any individual item to a later year. Landlord’s determination of the amortization and determination of such delay shall be final and binding upon Tenant unless made in bad faith. The above enumeration of any Project Maintenance Cost shall not create any obligation (express or implied) on the part of Landlord to furnish such service.

D.   READY FOR OCCUPANCY: The term "Ready For Occupancy" shall mean the date upon which (i) the Premises are available for Tenant's occupancy in a broom clean condition and (ii) the improvements, if any, to be made to the Premises by Landlord prior to Tenant’s occupancy have been substantially completed and the appropriate governmental building department (i.e. the City building department, if the Project is located within a City, or otherwise the County building department) shall have approved the construction of the improvements as complete, if required, or is willing to so approve the construction of the improvements as complete subject only to compliance with specified conditions which are the responsibility of Tenant to satisfy.

E.   TENANT'S PROPORTIONATE SHARE: The terms "Tenant's Proportionate Share" or “Tenant's Share,” as used with respect to an item pertaining to the Building, shall each mean that percentage obtained by dividing the rentable square footage of the Premises (as set forth in Article 1) by the total rentable square footage of the Project as the same from time to time exists, unless, as to any given item, such a percentage allocation unfairly burdens or benefits a given tenant(s), in which case Landlord shall have the exclusive right to equitably allocate such item so as to not unfairly burden or benefit any given tenant(s). Landlord's determination of any such special allocation shall be final and binding upon Tenant unless made in bad faith.

F.   BUILDING'S PROPORTIONATE SHARE: The terms "Building's Proportionate Share" or "Building's Share" shall each mean that percentage which is obtained by dividing the gross square footage contained within the Building by the gross square footage contained within all Buildings located within the Project unless, as to any given item, such a percentage allocation unfairly burdens or benefits a given Building(s), in which case Landlord shall have the exclusive right to equitably allocate such item so as to not unfairly burden or benefit any given Building(s). Landlord's determination of any such special allocation shall be final and binding upon Tenant unless made in bad faith.

G.   BUILDING OPERATING EXPENSES: The term "Building Operating Expenses" shall mean and include the Building's share of Real Property Taxes, plus the Building's share of Landlord's Insurance Costs, plus the Building's share of all Project Maintenance Costs.

H.    LAW: The term "Law" shall mean any judicial decision and any statute including but not limited to the American Disabilities Act, constitution, ordinance, resolution, regulation, rule, administrative order, building code or other requirement of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Premises, the Building or the Project, or any of them in effect either at the Effective Date or at any time during the Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).

I.   LENDER: The term "Lender" shall mean any beneficiary, mortgagee, secured party, or other holder of any deed of trust, mortgage or other written security device or agreement affecting the Project, and the note or other obligations secured by it.

J.    PRIVATE RESTRICTIONS: The term "Private Restrictions" shall mean all recorded covenants, conditions and restrictions, private agreements, easements, and any other recorded instruments affecting the use of the Project, as they may exist from time to time.

K.	RENT: The term "Rent" shall mean collectively Base Monthly Rent and all Additional Rent.

13.14    SUBSTITUTION OF PREMISES: Landlord shall have the right upon thirty (30) days written notice to Tenant to substitute other premises within the Building for the Premises subject to the same terms and conditions as though originally leased to Tenant at the time of execution and delivery of this Lease; provided, however, that the substituted premises shall contain at least ninety percent (90%) and not more than one hundred and twenty five percent (125%) of the rentable square footage as the original Premises without any increase in the then rental rate however there shall be an increase or decrease of the Base Monthly Rent (not the rental rate) and Tenant’s Proportionate Share based upon increase or decrease in rentable square footage. Landlord agrees to pay all reasonable moving expenses of Tenant, including the reasonable removal and replacement of Tenant improvements incidental to such substitution of premises.

13.15   GENERAL WAIVERS: One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof or any breach of any provision hereof shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.16   ACCORD AND SATISFACTION: No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

13.17     CONFIDENTIALITY ACKNOWLEDGMENT: Tenant agrees to not disclose, directly or indirectly, the Base Monthly Rent, Additional Rent, term of lease, parking spaces or security deposit specified in this Lease to any non-essential parties. For purposes of illustration only, “non-essential parties” include other tenants in the Building or Project, management companies, media, friends, family, acquaintances and business associates. Notwithstanding the foregoing, Tenant may disclose such lease terms to its attorney, accountant and commercial real estate broker, but only if Tenant requires such parties not to disclose such terms to any other third party.

13.18    REVIEW OF RECORDS: Tenant shall have a period of Ninety (90) days after Landlord has furnished Tenant a statement setting forth the Building Operating Expenses paid or incurred during the previous calendar year or during the Building Expense Base Year, as applicable, to examine and audit Landlord’s records, and an additional Thirty (30) days to dispute Landlord’s determination of Building Operating Expenses by giving written notice of specific disputes within such thirty (30) day period. Tenant shall have no other right to audit Landlord’s books and records. If Tenant does not so dispute the Building Operating Expenses for such year within such thirty (30) day period, the Tenant waives and releases Landlord from any claim regarding Building Operating Expenses for said year. The results of the audit shall be kept confidential by the parties and Tenant may not share the results of the audit with any person or entity.

13.19   NET LEASE: It is the purpose and intent of Landlord and Tenant that the rent payable hereunder shall be absolutely net to Landlord so that this lease shall yield, net, to Landlord the rent as herein above provided, free of any charges, assessments, or impositions of any kind charged, assessed, or imposed on or against the premises, and without abatement, deduction or set-off by the Tenant, and Landlord shall not be expected or required to pay any such charge, assessment or imposition, or be under any obligation or liability hereunder except as herein expressly set forth, and that all costs, expenses and obligations of any kind relating to the maintenance, preservation, cure, repair and operation of the premises, including all replacements, alterations, and additions as hereinafter provided, which may arise or become due during the term of this Lease or any renewal term hereof shall be paid by Tenant, and the Landlord shall be indemnified and held harmless by Tenant from and against such costs, expenses, and obligations.

13.20   DISTRAINT/SECURITY INTEREST: Tenant grants Landlord and Landlord shall have a lien upon all the inventory, furniture, furnishings, trade fixtures, tangible personal property and proceeds thereof, of Tenant for security for the obligations of Tenant in this Lease. At Landlord's request, Tenant shall execute all financing statements reasonably required by Landlord to perfect such lien, and Tenant further grants Landlord the right to execute any financing statements on Tenant’s behalf. Landlord may, at any time after Tenant is in default of any obligation to be performed or complied with by Tenant under this Lease, seize and take possession of any and all personal property belonging to Tenant including but not limited to personal property which may be found in, upon and around the Premises. If Tenant fails to redeem the personal property so seized, by payment of the amount due Landlord under this Lease, then Landlord shall have the right, after ten (10) days' written notice to Tenant, to sell such personal property so seized at public or private sale and upon such terms and conditions as may appear advantageous to Landlord, and after the payment of all proper charges incident to such sale, apply the proceeds thereof to the payment of any balance due to Landlord on account of Rent or other obligations of Tenant pursuant to this Lease. In the event there is a balance realized from such sale, the same shall be paid over to Tenant. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by law.

13.21   MISCELLANEOUS: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease that is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term "party" shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Premises are located. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms "must", “shall,” "will" and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a specific provision is made therefore. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing said act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease. In the event Tenant is in default of the payment of any Rent pursuant to this Lease, then at any time thereafter (regardless of whether such default is cured), Tenant shall provide to Landlord, upon Landlord’s written request, a certified statement of financial condition.

ARTICLE 14

CORPORATE AUTHORITY, BROKERS AND ENTIRE AGREEMENT

14.1   CORPORATE AUTHORITY: If Tenant is a corporation or other entity (including but not limited to a limited liability company or trust), each individual executing this Lease on behalf of said entity represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in Colorado, that Tenant has the full right and legal authority to enter into this Lease, that the individual(s) is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the appropriate entity documents and/or an applicable resolution of Tenant, and that this Lease is binding upon Tenant in accordance with its terms. Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of the resolution of its board of directors or other resolution of the entity reasonably acceptable to Landlord, authorizing or ratifying the execution of this Lease, and if Tenant fails to do so, Landlord at its sole election may, but shall be under no obligation to, elect to (i) extend the Intended Commencement Date by such number of days that Tenant shall have delayed in so delivering such corporate resolution to Landlord or (ii) terminate this Lease. Each individual executing this Lease on behalf of said entity represents and warrants that there is no parent or subsidiary of Tenant except as stated in a writing provided to Landlord at the time of execution of this Lease by Tenant. Each individual executing this Lease on behalf of said corporation or entity represents and warrants that the Tenant will not fraudulently convey any assets of Tenant so as to hinder, delay or avoid any rights of Landlord. In addition if any individual executing this Lease on behalf of said corporation or entity, makes a warranty or representation above that is not true, then said individual shall be personally liable to Landlord under this Lease for all amounts owed Landlord under this Lease. These warranties, representations and guarantees are of importance to Landlord and are material to Landlord entering into this Lease.

14.2   BROKERAGE COMMISSIONS: Tenant warrants that it has not had any dealings with any real estate broker(s), leasing agent(s), or salesmen, other than those persons or entities named in Article 1 as the "Brokers" with respect to the lease by it of the Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder's fees claimed by any other real estate broker(s), leasing agent(s) or salesmen to be earned or due and payable by reason of Tenant's agreement or promise (implied or otherwise) to pay such a commission or finder's fee by reason of its leasing the Premises pursuant to this Lease.

14.3   ENTIRE AGREEMENT: This Lease, the Exhibits (as described in Article 1) and the Addenda (as described in Article 1), which Exhibits and Addenda are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the Lease by Landlord of the Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

14.4   LANDLORD'S REPRESENTATIONS: Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Project, the Building or the Premises, upon which Tenant relied in entering into this Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Premises may be used for Tenant's intended use under existing Law, or

(ii) the suitability of the Premises for the conduct of Tenant's business, or (iii) the exact square footage of the Premises, and that Tenant relied solely upon its own investigations respecting said matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord's agent(s), if any, not contained in this Lease or in any Addenda hereto.

14.5   LEASE FORMAT NOTE: Any changes to the Lease as noted by computer generated strike-outs (deletions), or shaded areas (additions), are valid and enforceable and do not require any initializing by either party.

ARTICLE 15 ADDITIONAL PROVISIONS

15.1	Landlord or principals of Landlord are licensed to practice real estate in Colorado.

15.2	N/A.

15.3	Landlord’s Work: Landlord shall complete the following work to premises:
a)	Remove the mezzanine and racking in the back portion of the warehouse area.
b)	Install single entry doors in existing window area of the premises.
c)	Install 10x12 loading door in place of the existing double glass doors.
d)	Install drive-in ramp in front of the loading door.
e)	Deliver the premises with all plumbing, electrical, lighting and HVAC systems in good working order.
f)	Final clean for tenant move in.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth.

1/14/2022

Dated:

Dated: 14 January 2022

AS LANDLORD: AS TENANT:

PINE VALEY LLC III SOS HYDRATION INC.

By:	Kevin Hunt, Manager

Title: CEO

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, the chief financial officer or assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event a certified copy of the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT “A” RULES AND REGULATIONS

1.	Landlord agrees to furnish Lessee two keys without charge. Additional keys will be furnished at a nominal charge. Tenant shall not change locks or install additional locks on doors without prior written consent of Landlord. Tenant shall not make or cause to be made duplicates of keys procured from Landlord without prior written approval of Landlord. All keys to Premises shall be surrendered to Landlord upon termination of this Lease.

2.	Tenant will refer all contractors, contractor's representatives and installation technicians rendering any service on or to the Premises for Tenant to Landlord for Landlord's approval before performance of any contractual service. Tenant's contractors and installation technicians shall comply with Landlord's rules and regulations pertaining to construction and installation. This provision shall apply to all work performed on or about the Premises or Project, including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings and equipment or any other physical portion of the Premises or Project.

3.	Tenant shall not at any time occupy any part of the Premises or project as sleeping or lodging quarters.

4.	Tenant shall not place, install or operate on the Premises or in any part of the building any engine, stove or machinery (other than normal office equipment and microwave oven to heat food), or conduct mechanical operations or cook thereon or therein, or place or use in or about the Premises or Project any explosives, gasoline, kerosene, oil, acids, caustics, or any flammable, explosive or hazardous material without the prior written consent of Landlord.

5.	No dogs, cats, fowl, or other animals shall be brought into or kept in or about the Premises or Project, except AS legally necessary for persons with disability.

6.	Employees of Landlord shall not receive or carry messages for or to any Tenant or other person or contract with or render free or paid services to any Tenant or to any of Tenant's agents, employees or invitees.

7.	None of the parking, plaza, recreation or lawn areas, entries, passages, doors, elevators, hallways or stairways shall be blocked or obstructed or any rubbish, litter, trash, or material of any nature placed, emptied or thrown into these areas or such area used by Tenant's agents, employees or invitees at any time for purposes inconsistent with their designation by Landlord.

8.	The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse or by the defacing or injury of any part of the building shall be borne by the person who shall occasion it. No person shall waste water by interfering with the faucets or otherwise.

9.	No person shall disturb occupants of the building by the use of any radios, record players, tape recorders, musical instruments, the making of unseemly noises or any unreasonable use.

10.	Tenant and its employees and invitees shall have the non-exclusive right to use, not more than the number of parking spaces set forth in Article 1 as "Tenant's Number of Parking Spaces." Tenant shall not, at any time, use or permit its employees or invitees to use more parking spaces than the number so allocated to Tenant. Tenant shall not have the exclusive right to use any specific parking space, and Landlord reserves the right to designate from time to time the location of the parking spaces allocated for Tenant's use. In the event Landlord elects or is required by any Law to limit or control parking within the Project, whether by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program as reasonably established by Landlord and to cause employees and invites to so participate. Tenant shall not, at any time, park or permit to be parked, any trucks or vehicles adjacent to entryways or loading areas within the Project so as to interfere in any way with the use of such areas, nor shall Tenant, at any time, park or permit the parking of Tenant's trucks or other vehicles, or the trucks or vehicles of Tenant's suppliers or others, in any portion of the Common Areas not designated by Landlord for such use by Tenant. Tenant shall not, at any time, park or permit to be parked, any recreational vehicles, inoperative vehicles or equipment, vehicles without license plates or registration or expired registration on any portion of the common parking area or other Common Areas of the Project. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Project in violation of these provisions, then Landlord may charge Tenant, as Additional Rent, and Tenant agrees to pay as Additional Rent, Twenty Five Dollars ($25.00) per day for each day or partial day that each such vehicle is parked in violation of this section. Tenant hereby authorizes Landlord, at Tenant's sole expense, to tow away from the Project and store until redeemed by its owner any vehicle belonging to Tenant or Tenant's employees parked in violation of these provisions.

11.	Parking in all parking areas shall be in compliance with all parking rules and regulations. Failure to observe the rules and regulations shall terminate Tenant's right to use the parking area and subject the vehicle in violation of the parking roles and regulations to removal and impoundment. No termination of parking privileges or such removal of impoundment of a vehicle shall create any liability on Landlord or be deemed to interfere with Tenant's right to possession of its Premises. Vehicles must be parked entirely within the stall lines and all directional signs, arrows and posted speed limits must be observed. Parking is prohibited in areas not striped for parking, in aisles, in front of drive- in, dock-high or dock-well loading areas, where "No Parking" signs are posted, on ramps, in cross hatched areas, and in other areas as may be designated by Landlord. Every person is required to park and lock his vehicle. The owner of the vehicle or its driver assumes all responsibility for damage to vehicles or persons.

12.	Tenant shall not lay floor covering within the Premises without written approval of the Landlord. The use of cement or other similar adhesive materials not easily removed with water is expressly prohibited.

13.	Tenant agrees to cooperate and assist Landlord in the prevention of canvassing, soliciting and peddling within the Building or Project.

14.	It is Landlord's desire to maintain in the Building or Project a standard of dignity and good taste consistent with comfort and convenience for Tenants. Any action or condition not meeting this standard should be reported directly to Landlord. Your cooperation will be mutually beneficial and sincerely appreciated. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary, for the safety, care and cleanliness of the Premises and for the preservation of good order therein.

15.	Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules and regulations and requirements which Landlord may reasonably prescribe in order to comply with the requirements and recommendations of governmental agencies regulating, or otherwise involved in the protection of the environment.

16.	Tenant shall provide trash and garbage disposal facilities inside the Premises for all of its trash, garbage and waste requirements (other than general office trash which may be disposed of in the trash bins provided by Landlord), and shall cause such trash, garbage and waste to be regularly removed from the Premises at Tenant's sole cost. Tenant shall keep all areas outside the Premises and all fire corridors and mechanical equipment rooms in or about the Premises free and clear of all trash, garbage, waste and boxes containing same at all times.

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EXHIBIT “B” SITE PLAN

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EXHIBIT “C” FLOOR PLAN

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EXHIBIT “D” GUARANTY

Intentionally Blank

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